EXHIBIT 99


         Contacts:
         Susan G. Gaffney                        Veronica L. Rosa
         Investor Relations                      Investor Relations
         610-408-7292                            610-408-7196
         sgaffney@ikon.com                       vrosa@ikon.com



                         IKON OFFICE SOLUTIONS COMMENTS
                                ON FOURTH QUARTER

        Earnings for Fiscal 4th Quarter Will Not Meet Analysts' Consensus

                Company Cites Lower-Than-Anticipated Revenues and
                     Underperformance in Two Business Units

    Company Will Expand and Accelerate Actions to Address Revenue Growth and
                           Underperforming Operations


Valley Forge, Pennsylvania - October 21, 1999 -- IKON Office Solutions (NYSE:
IKN) announced today that, based on preliminary information, the Company expects that its earnings will not meet the First Call consensus estimate of $.22 per share for the fiscal fourth quarter ended September 30, 1999. The Company expects earnings to be in the range of $.13 to $.15 per share.

Commenting on the fourth quarter, James J. Forese, President and Chief Executive Officer, said, "The shortfall in earnings for the 1999 fourth quarter resulted primarily from lower-than-expected revenues, which are expected to be down approximately 2% from the 1999 third quarter level. This is due, in part, to higher than expected sales force attrition, limited digital product availability, and reduced demand for analog product in our copier business. In addition, there has been continued operating weakness in two of the Company's business units, Technology Services and Document Services." Mr. Forese said that the Company will provide additional detail on its earnings and its action plan for growth when it reports financial results for the fourth quarter and fiscal 1999 on October 27.

Mr. Forese added, "There is no question that the current operating environment is tough for our entire industry, as buying patterns change in response to the digital revolution and competitive forces. IKON is addressing these challenges by intensifying its focus on services and solutions to wrap around its high-end, digital and color products.

"Last year, when I assumed the position of CEO, I said that I would take whatever actions were necessary to capitalize on the Company's many strengths and build shareholder value. Initially, my top priority was to cut


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costs, improve productivity and establish strong controls and discipline throughout the Company. There can be no doubt that we have been making substantial progress in these areas.

"Now, however, our fundamental objective is growth. Clearly, we need to take much more aggressive steps to boost overall revenues and address the underperformance issues in our Technology Services and Document Services operations. I intend to do just that in order to meet the challenges that IKON and the industry are facing. The work we need to do is well under way and, next week in our formal earnings announcement, we will provide more detail on our plan and the outlook for fiscal 2000."

IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies, providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, technology training and electronic file conversion. With fiscal 1998 revenues of $5.6 billion, IKON has more than 1,000 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.











This news release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risk and uncertainties such as those relating to conducting activities in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.